Santa Fe Gold Corporation announces mining project termination

Santa Fe Gold Corporation

Thu, Mar 21, 2024, 7:47 PM MST3 min read

Santa Fe Gold Corporation

ALBUQUERQUE, N.M., March 21, 2024 (GLOBE NEWSWIRE) -- In early November 2023, the Company initiated discussions with a firm in Texas with the objective of securing capital essential for the acquisition of the mill, its construction on the site in Duncan, AZ, refurbishment of two mines for approval by MSHA, and provision of working capital for the initial mining and mill operation ramp up. During this period, the Company faced challenges regarding water rights payments, resulting in the cancellation of the mine agreement by the water rights holders around mid- November.

Despite encountering setbacks, the Company diligently pursued financing opportunities, providing comprehensive information and supplementary materials on the mining property and district. Subsequently, detailed listings of necessary equipment acquisitions and cost projections for mine refurbishment were submitted during ongoing discussions. Following a thorough review and editing process of projected costs, a 15-month cash and operational cash flow plan was developed, submitted, and deliberated upon. Due to the holiday season, these discussions extended into late January 2024.  In late January, the Company received details concerning the projected cost to finance the required loan request. The proposed loan interest rate notably exceeded the current prime rate, compounded by a market downturn in gold and silver prices. Additionally, monthly mine payments were slated to increase to $175,000, further exacerbated by the fluctuating and declining value of precious metals from time to time, resulting in an approximate decrease in the cash flow projection of $500,000.

Considering these developments and mindful of preserving the Company’s stability, particularly the consideration of the past challenges faced in 2015 and 2016, the Company has made the decision to withdraw from the aforementioned project. Instead, focus will be redirected towards the long-term objectives of the TMRC/Alhambra project.

About Santa Fe Gold

We are an exploration mining company engaged in the business of the acquisition and development of mines and mining properties as well as production from existing and developed mining and mineral properties.

Cautionary Note to Investors

The United States Securities and Exchange Commission ("SEC") limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce and that are compliant with SEC Regulation S-K 1300. Investors are cautioned not to assume than any part or all the proposed project in the Black hawk

Mining District as contemplated in the letter agreement contains any mineral deposits that will ever be converted into resources or that any inferred mineral resource or measured and indicated resources exists or is economically or legally mineable. The proposed project does not contain any known proven or probably ore reserves or mineral resource compliant with SEC Regulation S-K 1300 reporting standards. Investors are urged to consider closely the disclosure set forth in TMRC’s latest reports filed with the SEC.